United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported):
November 22, 2022
Fidelity National Financial, Inc.
(Exact name of Registrant as Specified in its Charter)
001-32630
(Commission File Number)

Delaware	16-1725106
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)
601 Riverside Avenue
Jacksonville, Florida 32204
(Addresses of Principal Executive Offices)
(904) 854-8100
(Registrant's Telephone Number, Including Area Code)
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
FNF Common Stock, $0.0001 par value	FNF	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry Into a Material Definitive Agreement
On November 22, 2022, F&G Annuities & Life, Inc. (“F&G), a subsidiary of Fidelity National Financial, Inc., entered into a Credit Agreement (the “Credit Agreement”) with the financial institutions party thereto as lenders (the “Lenders”) and Bank of America, N.A. as administrative agent (in such capacity, the “Administrative Agent”), swing line lender and an issuing bank, pursuant to which the Lenders have made available to F&G an unsecured revolving credit facility in an aggregate principal amount of $550 million to be used for working capital and general corporate purposes.

Revolving loans under the Credit Agreement generally bear interest at a variable rate based on either (i) the base rate (which is the highest of (a) one-half of one percent in excess of the federal funds rate, (b) the Administrative Agent’s “prime rate”, or (c) the sum of one percent plus Term SOFR) plus a margin of between 30.0 and 80.0 basis points depending on the non-credit-enhanced, senior unsecured long-term debt ratings of F&G or (ii) Term SOFR plus a margin of between 130.0 and 180.0 basis points depending on the non-credit-enhanced, senior unsecured long-term debt ratings of F&G. At the current Standard & Poor’s, Moody’s and Fitch non-credit-enhanced, senior unsecured long-term debt ratings of BBB-/Ba1//BBB-, respectively, the applicable margin for revolving loans subject to Term SOFR is 165 basis points. In addition, F&G will pay a facility fee of between 20.0 and 45.0 basis points on the entire facility, also depending on the F&G’s non-credit-enhanced, senior unsecured long-term debt ratings, which is payable quarterly in arrears.

Under the Credit Agreement, F&G is subject to customary affirmative, negative and financial covenants, including, among other things, limits on the creation of liens, limits on the incurrence of indebtedness, restrictions on investments, dispositions and transactions with affiliates, limitations on dividends and other restricted payments, a minimum net worth, a maximum debt to capitalization ratio and, in certain circumstances, a minimum risk-based capital test applicable to Fidelity & Guaranty Life Insurance Company. Certain subsidiaries of F&G are guarantors under the Credit Agreement. The Credit Agreement also includes customary events of default for facilities of this type (with customary grace periods, as applicable) and provides that, if an event of default occurs and is continuing, the interest rate on all outstanding obligations may be increased, payments of all outstanding loans may be accelerated and/or the lenders' commitments may be terminated. In addition, upon the occurrence of certain insolvency or bankruptcy related events of default, all amounts payable under the Credit Agreement shall automatically become immediately due and payable, and the lenders' commitments will automatically terminate.

Under the Credit Agreement, F&G is required to (i) maintain, for any fiscal quarter, a minimum sum of all amounts which, in accordance with GAAP, would be included in F&G’s total equity (excluding the net worth attributable to any non-controlling interest and any AOCI required to be reported in F&G’s then most recent consolidated balance sheet) (“Net Worth”) of (a) 70% of Net Worth as of September 30, 2022 (the “Net Worth Test Date”) plus (b) 50% of any positive quarterly Net Income after the Net Worth Test Date plus (c) 50% of cumulative issuances of Capital Stock by F&G after the Net Worth Test Date and (ii) maintain a maximum Total Debt to Total Capitalization Ratio (as defined in the Credit Agreement) on a consolidated basis and in accordance with GAAP of 35%, in each case, as of the end of each fiscal quarter.

The Credit Agreement also requires Fidelity & Guaranty Life Insurance Company to maintain a minimum ratio of half of (a) the aggregate “Total Adjusted Capital” (as defined by the applicable Department (as defined in the Credit Agreement)) to (b) the aggregate “Authorized Control Level Risked-Based Capital” (as defined by the applicable Department) of 300%, which is to be tested at the end of any fiscal quarter if, on such date, F&G does not have a debt rating from Standard & Poor’s Ratings Group, Moody’s Investors Service Inc. and Fitch Ratings, Inc. of greater than or equal to BBB-/Baa3/BBB-.

The Credit Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The foregoing summary of the Credit Agreement does not purport to be a complete statement of the parties’ rights and obligations under the Credit Agreement, and is qualified in its entirety by reference to Exhibit 10.1.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.
The information provided in Item 1.01 of the current Report on Form 8-K is hereby incorporated by reference in this Item 2.03.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Exhibit Description
10.1
Credit Agreement, dated as of November 22, 2022, by and among F&G Annuities & Life, Inc., a Delaware corporation, as the borrower, the guarantors party thereto, Bank of America, N.A., as administrative agent, and the financial institutions party thereto as lenders

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fidelity National Financial, Inc.
Date:	November 22, 2022	By:	/s/ Michael L. Gravelle
			Name:	Michael L. Gravelle
			Title:	Executive Vice President, General Counsel and Corporate Secretary